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                                                                    EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE                     Contact:  Richard C. Schwenk, Jr., CFO
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                                          (610) 878-7470


                          TELESPECTRUM WORLDWIDE INC.
                    AGREES TO MERGE WITH CRW FINANCIAL, INC.


KING OF PRUSSIA, PA - JUNE 12, 1998 - TeleSpectrum Worldwide Inc. (NASDAQ:TLSP) today announced that it has reached a non-binding memorandum of terms to merge with CRW Financial, Inc., its largest shareholder. It is expected that CRW's only principal assets at the time of the merger will be approximately 6.9 million shares of TeleSpectrum's common stock and approximately $1.5 million in cash. TeleSpectrum and CRW have begun to negotiate a definitive agreement and expect to obtain any required shareholder approval for the merger within ninety days.

Under the proposed merger, TeleSpectrum would issue 4.6 million new shares of TeleSpectrum common stock in exchange for all outstanding CRW common stock at an exchange rate of .709. TeleSpectrum would also grant options to purchase an additional 2.1 million new shares of TeleSpectrum common stock with aggregate exercise proceeds of approximately $5.7 million. In addition, TeleSpectrum would distribute to CRW shareholders a cash payment aggregating an amount equal to the cash received upon the merger.

At the closing market price on June 11, 1998, of approximately $8.50 per share for TeleSpectrum's common stock, this merger will result in a reduction in the number of shares used in calculating diluted earnings per share for TeleSpectrum of approximately 890,000 shares. Since TeleSpectrum and CRW have not reached a definitive agreement as of this date, no assurance can be given that such an agreement will ultimately be completed.

"This transaction is beneficial to our shareholders in that it reduces outstanding shares, it uncomplicates our capital structure, and it increases the float in our stock," said Keith E. Alessi, Chairman, President and CEO of TeleSpectrum Worldwide.

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TeleSpectrum Worldwide Inc./Page 2


THE COMPANY

Headquartered in King of Prussia, PA, TeleSpectrum Worldwide Inc. provides direct marketing and customer care services to Fortune 500 companies in a wide range of industries, including financial services, telecommunications, high tech, insurance, utilities, consumer products, health care/pharmaceutical, and government. TeleSpectrum Worldwide is a premier provider of inbound and outbound telemarketing, inbound customer service, interactive voice response, customer care consulting, and call center management. To learn more about TeleSpectrum Worldwide and its capabilities, please reference the Company's web site at www.telespectrum.com.
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FORWARD-LOOKING STATEMENTS

The statements contained herein regarding the proposed merger and TeleSpectrum Worldwide's financial performance are forward-looking statements that involve substantial risk and uncertainty. In accordance with the Private Securities Litigation Reform Act of 1995, the following are factors that could cause TeleSpectrum Worldwide Inc.'s actual results to differ materially from those expressed or implied by such forward-looking statements: agreements with its existing clients generally do not assure a specific level or duration of revenue, revenue assumptions may not be realized, the growth and profitability assumptions assume the addition of new clients not currently identified, contracts may not be realized, capacity utilization rates may be adversely affected due to competitors' actions or customers' needs, and cost cutting measures may have varying degrees of success. Since TeleSpectrum and CRW have not reached a definitive agreement as of this date, no assurance can be given that such an agreement will ultimately be completed. Investors are encouraged to review TeleSpectrum Worldwide's SEC filings for more information about the factors affecting the Company's business.



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